Exhibit 99.2

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

NEWS RELEASE

Endocyte and Seattle Children’s Research Institute to Collaborate on

Endocyte’s Small Molecule Drug Conjugate Bi-Specific Adaptor Molecules for

CAR T-cell Therapies

- Collaboration pairs leading SMDC technology with recognized CAR T-cell research expert -

- Plans to develop next generation CAR T-cell therapeutic platform with potential for improved safety and efficacy in solid tumor indications -

West Lafayette, Ind., March 10, 2017 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced their plan to collaborate with Seattle Children’s Research Institute and Dr. Michael Jensen for the development of Endocyte’s SMDC platform in the chimeric antigen receptor T-cell (CAR T-cell) immunotherapy setting through the use of Endocyte’s proprietary SMDC bi-specific adaptor molecules.

The aim of the research collaboration is to join Endocyte’s SMDC bi-specific adaptor technology with the CAR T-cell immunotherapy research efforts at the Ben Towne Center for Childhood Cancer Research at Seattle Children’s Research Institute, to move these potentially enabling technologies more quickly to patients in the clinic. Dr. Jensen, a recognized leader in the field of CAR T-cell research, is the director of Ben Towne Center for Childhood Cancer Research and the Janet and Jim Sinegal Endowed Chair in Pediatric Solid Tumor Research at Seattle Children’s Research Institute, and a professor of hematology-oncology at the University of Washington School of Medicine.

“This partnership brings together Dr. Jensen’s expertise in the discovery and development of CAR T-cell therapies and Endocyte’s SMDC platform, with the aim of improving the efficacy and safety of CAR T-cell therapies and enabling them in solid tumor indications,” said Mike Sherman, president and CEO of Endocyte. “Together, Seattle Children’s Research Institute and Endocyte hope to make a meaningful difference in shaping the future of CAR T-cell therapies and offering an important new treatment option to cancer patients.”

“This collaborative project with Endocyte represents a next-generation CAR T-cell therapeutic platform with exciting opportunities to target solid tumors,” said Dr. Michael Jensen. “We have been impressed with the potential of Endocyte’s bi-specific adaptor molecules, which enable the engineering of a single universal CAR T-cell that binds with very high affinity, potentially allowing us to address several key challenges of current therapies in this novel area of development.”

Research and development activities under the collaboration will be led by Dr. Michael Jensen and Phil Low, PhD, Chief Scientific Officer at Endocyte and professor of chemistry and director of the Center for Drug Discovery at Purdue University.

About Endocyte’s SMDC Bi-Specific Adaptors

Endocyte’s SMDC bi-specific adaptors represent a novel approach that makes possible the engineering of a single universal CAR T-cell, designed to bind with high affinity to fluorescein isothiocyanate (FITC).  This universal CAR T-cell can be specifically directed to cancer cells through the administration of a tumor targeted FITC-containing SMDC, known as a bi-specific adaptor, that acts to bridge the universal CAR T-cell with the cancer cells to cause localized T-cell activation.  This technology may address or mitigate several challenges of current CAR T-cell therapies, such as i) the inability to control the rate of cytokine release and tumor lysis, ii) the absence of an "off switch" that can terminate cytotoxic activity when tumor eradication is complete, and iii) a requirement to generate a different CAR T-cell for each unique tumor antigen.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases.  Endocyte uses its proprietary drug conjugation technology to create novel SMDCs and companion imaging agents for personalized targeted therapies.  The company's SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells.  This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone.  The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte's website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those relating to the company’s development programs and upcoming milestones. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; risks that early stage preclinical data may not be indicative of subsequent data when expanded to additional preclinical models or to subsequent clinical data; risks that evolving competitive activity and intellectual property landscape may impair the company's ability to capture value for the technology; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.